EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2005, accompanying the financial statements of Novint Technologies, Inc. contained in the Registration Statement and Prospectus as of and for the two years ended December 31, 2004. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.



/s/ Grant Thornton LLP
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Albuquerque, New Mexico
April 8, 2005